Consent of Independent Registered Public Accounting Firm

The Board of Directors
Calvert Impact Fund, Inc.:

We consent to the use of our reports, incorporated herein by reference, dated November 24, 2014, with respect to the financial statements of Calvert Small Cap Fund, Calvert Global Energy Solutions Fund (formerly, Calvert Global Alternative Energy Fund), Calvert Global Water Fund, and Calvert Green Bond Fund, each a series of the Calvert Impact Fund, Inc., as of September 30, 2014, and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodian" in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 28, 2015